Exhibit 3.2
CERTIFICATE OF DESIGNATION
OF
SERIES D NON-VOTING PREFERRED STOCK
OF
AVALO THERAPEUTICS, INC.

Pursuant to Section 151 of the
Delaware General Corporation Law
Avalo Therapeutics, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Sections 141(c) and 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board”) effective on March 26, 2024:
RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board hereby, pursuant to and upon the terms and conditions set forth in the Securities Purchase Agreement, establishes a series of the Corporation’s authorized preferred stock, par value $0.001 per share (the “Series D Preferred Stock”), which series is designated as the Series D Non-Voting Preferred Stock, par value $0.001 per share, of the Corporation, with the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) and one initial authorized share of Series D Preferred Stock, is hereby designated and created as follows:
SERIES D NON-VOTING CONVERTIBLE PREFERRED STOCK
SECTION 1. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:
“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person
“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.
“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.
“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.
“DGCL” means the Delaware General Corporation Law.
“Series D Holder” means the holder of the share of Series D Preferred Stock.
“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“Securities Purchase Agreement” means the Securities Purchase Agreement, dated March 27, 2024, by and among the Corporation and certain other parties thereto.
SECTION 2. DESIGNATION; AMOUNT AND PAR VALUE; ASSIGNMENT.

(a)     The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation’s “Series D Non-Voting Preferred Stock” (the “Series D Preferred Stock”) and the number of shares so designated shall be one. Each share of Series D Preferred Stock shall have a par value of $0.001 per share.
(b)     The Corporation shall register shares of the Series D Preferred Stock, upon records to be maintained by the Corporation for that purpose, in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered holder of shares of Series D Preferred Stock as the Series D Holder and the absolute owner thereof for the all purposes hereunder.
SECTION 3. DIVIDENDS. No dividends shall be paid on shares of Series D Preferred Stock.
SECTION 4. VOTING RIGHTS. Except as otherwise provided herein or as otherwise required by the DGCL, the Series D Preferred Stock shall have no voting rights. However, as long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion, or otherwise, effect any of the following acts or transactions without (in addition to any other vote required by law or this Certificate of Incorporation), without the written consent of the Series D Holder and any such act or transaction that has not been approved by the Series D Holder prior to such act or transaction being effected shall be null and void ab initio, and of no force or effect: (a) alter or change adversely the powers, preferences or rights given to the Series D Preferred Stock as set forth herein or alter or amend this Certificate of Designation, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series D Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion, or otherwise, (b) increase or decrease the number of authorized shares of Series D Preferred Stock, or (c) enter into any agreement with respect to any of the foregoing.

SECTION 5. RANK. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the Corporation's assets (whether capital or surplus) shall be made to or set apart for the holders of Common Stock, but after any payments or distributions are made on, or set apart for, any of the Corporation's indebtedness and to holders of the Corporation’s preferred stock that have senior distribution rights to Series D Preferred Stock, holders of the Series D Preferred Stock shall be entitled to receive an amount per share equal to $0.001 but shall not be entitled to any further payment or other participation in any distribution of the assets of the Corporation.
SECTION 6. CONVERSION. The Series D Preferred Stock shall not be convertible into shares of Common Stock or any other securities of the Corporation.
SECTION 7. BOARD DESIGNATION RIGHT; BOARD OBSERVER RIGHT.
(a)     Series D Director Appointment. The Series D Holder, acting exclusively and as a separate class, shall have the right, but not the obligation, to designate and appoint one (1) individual to serve as a director on the Board (the “Series D Director”) and the Series D Director shall upon such designation be appointed to the Board. The Corporation shall take all reasonable actions within its control to give effect to the provisions of this Section 7.
(b)    Removal and Vacancies of the Preferred Stock Director. For so long as the Series D Preferred Stock remains outstanding, the Series D Director may only be removed by the affirmative vote or consent (as the case may be) of the Series D Holder, given either at a special meeting duly called for that purpose or pursuant to a written consent of the Series D Holder, voting exclusively as a single class. If at any time there are no shares of Series D Preferred Stock outstanding, the Series D Director may be removed by a vote of the Board or otherwise pursuant to the Certificate of Incorporation and bylaws of the Corporation then in effect. Any vacancy occurring in the office of the Series D Director shall only be filled by the affirmative vote or written consent of the Series D Holder pursuant to a written consent of the Series D Holder, and the Corporation shall cause such Series D Director to fill such resulting vacancy.
(c)    Board Observer. For so long as the Series D Preferred Stock remains outstanding, the Series D Holder shall also have the right to appoint one non-voting observer (the “Series D Observer”) to the Board. The Board shall permit the Series D Observer to attend all meetings of the Board and of any committee thereof as a non-voting observer, and will give such individual notice of such meetings at the same time and in the same manner as notice to the members of the Board. The Series D Observer shall be entitled to concurrent receipt of any materials provided to the Board or any committee thereof, provided, however, that each  the Series D Observer shall agree to hold in confidence and trust all information so provided; provided further, however, that the Board reserves the right to withhold any materials and to exclude the Series D Observer from any meeting or portion thereof if access to such materials or attendance at such meeting could constitute a conflict of interest, adversely affect the attorney-client privilege between the Corporation and its counsel or result in disclosure of trade secrets.
SECTION 8. TRANSFER. The share of Series D Preferred Stock in whole, or in part, together with the accompanying rights set forth herein, may be transferred by the holder thereof without the consent of the Corporation; provided that (i) such transfer is to an Affiliate of such holder and (ii) in compliance with applicable securities laws. Except as provided by the immediately preceding sentence, the shares of Series D Preferred Stock shall not be transferrable by the holder thereof. The Corporation shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any may be reasonably requested by a Series D Holder in order to carry out the intent and accomplish the purposes of this Section 8.
SECTION 9. SERIES D PREFERRED STOCK REGISTER. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the Series D Preferred Stock, in which the Corporation shall record (i) the name, address and electronic mail address of the Series D Holder and (ii) the name, address, electronic mail address and facsimile number of each transferee of any shares of Series D Preferred Stock. The Corporation may treat the person in whose name any share of Series D Preferred Stock is registered on the register as the owner and holder thereof for all purposes.
SECTION 10. REDEMPTIONS.
(a)    Holder Redemption. At any time, and from time to time, in its sole discretion, the Series D Holder may require the Corporation to redeem the Series D Preferred Stock for the par value thereof (a “Holder Redemption”). To exercise a Holder Redemption, the Series D Holder must deliver to the Corporation (i) a notice of redemption (a “Holder Redemption Notice”) stating that the Series D Holder is exercising its redemption right pursuant to this Section 10(a) and (ii) if the Series D Preferred Stock is represented by physical certificates, such physical certificate.
(b)    Corporation Redemption. At any time that the Series D Holder together with its affiliates holds less than 5.0% of the total outstanding shares of Common Stock of the Corporation (for the purposes hereof, assuming the conversion or exercise in full of any securities convertible into or exercisable for shares of Common Stock held by such holders without giving effect to any restrictions on conversion or exercise included therein), the Corporation may redeem the Series D Preferred Stock for the par value thereof (a “Corporation Redemption”). To exercise a Corporation Redemption, the Corporation must deliver to the Holder (i) a notice of redemption (a “Corporation Redemption Notice”) stating that the Corporation is exercising its redemption right pursuant to this Section 10(b) and (ii) that, upon redemption, any physical certificates representing shares if the Series D Preferred Stock shall be cancelled in connection with such Corporation Redemption.
(c)    Effect of Redemption. Upon receipt of a Holder Redemption Notice or delivery of a Corporation Redemption Notice, the Corporation shall pay to the Series D Holder the par value of the shares of Series D Preferred Stock and the Series D Preferred Stock shall no longer be outstanding.
SECTION 11. MISCELLANEOUS.

(a)     Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 540 Gaither Road, Suite 400, Rockville, Maryland 20850, or such other address or email address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally or sent by a nationally recognized overnight courier service or email addressed to each Holder at the address of such Holder appearing on the books of the Corporation, or if no such address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email at the email address specified in or pursuant to this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via mail at the email address specified in or pursuant to this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second (2nd) Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.
(b)     Lost or Mutilated Series D Preferred Stock Certificate. If a Series D Holder’s Series D Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series D Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.
(c)     Waiver. Any waiver by the Corporation or a Series D Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other holder. The failure of the Corporation or a Series D Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Series D Holder must be in writing.
(d)     Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.
(e)     Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, as the case may be.
(f)     Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.
(g)     Status of Redeemed Series D Preferred Stock. If any shares of Series D Preferred Stock shall be reacquired or redeemed by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series D Preferred Stock.
[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer this 27th day of March, 2024.

AVALO THERAPEUTICS, INC.

By:	/s/ Garry A. Neil
Name:	Garry A. Neil
Title:	Chief Executive Officer